
                                  NSAR ITEM 77O

                   VKAC New York Value Municipal Income Trust
                               10f-3 Transactions


  Underwriting #         Underwriting           Purchased From         Amount of shares      % of Underwriting     Date of Purchase
                                                                          Purchased

         1          Dorm Auth NY Interfait          Lehman                 2,515,000             1.710%             02/17/98

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